Exhibit 16.1


                          PLS CPA, A PROFESSIONAL CORP.
           * 4725 MERCURY STREET #210 * SAN DIEGO * CALIFORNIA 92111 *
    * TELEPHONE (858) 722-5953 * FAX (858) 858-761-0341 * FAX (858) 433-2979
                         * E-MAIL changgpark@gmail.com *
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November 3, 2016

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549-7561


Re: Perkins Oil & Gas, Inc.

Dear Madame or Sir

On October 27, 2016 our appointment as auditor for Perkins Oil & Gas, Inc., ceased. We have read Perkins Oil & Gas, Inc's statement included under Item 4.01 of its Form 8-K dated October 31, 2016 and agree with such statements, insofar as they apply to us.

Very truly yours,


/s/ PLS CPA
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PLS CPA, A Professional Corp.
San Diego, CA 92111





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